EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-108162, No. 333-118976, No. 333-118977, No. 333-124964, 333-143203 and 333-143204) on Form S-8 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated January 23, 2009, in the Annual Report on Form 10-K for the year ended December 31, 2008, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 18, 2009